Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
C&J ENERGY SERVICES, INC.
(a Delaware Corporation)
          C&J Energy Services, Inc., (the “Corporation”) a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:
     1. The name of the Corporation is C&J Energy Services, Inc. The Corporation was originally incorporated pursuant to the DGCL on December 15, 2010 when the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware. An Amendment to the Certificate of Incorporation was filed on December 15, 2010.
     2. This Amended and Restated Certificate of Incorporation, which restates and amends the original Certificate of Incorporation of the Corporation, has been declared advisable by the board of directors (the “Board”) of the Corporation, duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL.
     3. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
     FIRST: The name of the Corporation is C&J Energy Services, Inc. (hereinafter called the “Corporation”).
     SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County, Delaware. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
     THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law of the State of Delaware (the “DGCL”) or any successor statute.
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 120,000,000 shares of capital stock, classified as (i) 20,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (ii) 100,000,000 shares of common stock, par value $0.01 per share (“Common Stock”).
     The designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

     1. Provisions Relating to the Preferred Stock.
          (a) The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board as hereafter prescribed (a “Preferred Stock Designation”).
          (b) Authority is hereby expressly granted to and vested in the Board to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to each class or series of the Preferred Stock, including, but not limited to, the following:
               (i) whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;
               (ii) the number of shares to constitute the class or series and the designations thereof;
               (iii) the preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;
               (iv) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;
               (v) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;
               (vi) the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;
               (vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

               (viii) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and
               (ix) such other special rights and protective provisions with respect to any class or series as may to the Board seem advisable.
          (c) The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.
          (d) Except as may otherwise be provided in a Preferred Stock Designation or by applicable law, the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.
     2. Provisions Relating to the Common Stock.
          (a) Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders of the Corporation and the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors of the Corporation and for all other purposes.
          (b) Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
          (c) Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive ratably such dividends (payable in cash, stock or otherwise) as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor.
          (d) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any class or series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.
     3. General.
          (a) Subject to the provisions of this Amended and Restated Certificate of Incorporation, applicable law and any then-existing Preferred Stock Designation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and the Corporation shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.
          (b) The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation’s capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board. The Board shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.
          (c) The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.
     FIFTH:
          (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board.
          (b) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

          (c) The number of directors which shall constitute the whole Board of the Corporation shall be seven, unless otherwise specified in, or determined in the manner provided in, the bylaws of the Corporation.
     SIXTH: Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation or the Board. The person or persons authorized to call a special meeting may fix the place and time of such meeting.
     SEVENTH: In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation by a majority vote of the total number of directors which the Corporation would have if there were no vacancies, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise at a regular or special meeting; provided, however, that, the provisions of this Seventh Article notwithstanding, the bylaws shall not be adopted, altered, amended or repealed by the stockholders of the Corporation except by the vote, at any regular or special meeting of stockholders, of holders of not less than 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors (considered for this purpose as one class) at any time.
     EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
     NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL or any successor statute hereafter enacted that further limits the liability of a director.

     The Corporation shall indemnify each director or officer to the fullest extent permitted by Delaware law.
     Any amendment, repeal or modification of this Ninth Article shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.
     TENTH: To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to StepStone Capital Partners II Onshore, L.P., StepStone Capital Partners II Cayman Holdings, L.P., 2006 Co-Investment Portfolio, L.P. (each of which is a private fund advised by StepStone Group LLC), Citigroup Capital Partners II Employee Master Fund, L.P., and Energy Spectrum Partners IV LP (collectively, the “Sponsors”) or any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries) (each, a “Specified Party”) or are business opportunities in which a Specified Party participates or desires to participate, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or any stockholder for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a director or officer of the Corporation and who is offered a business opportunity in his or her capacity as a director or officer of the Corporation (a “Directed Opportunity”) shall be obligated to offer such Directed Opportunity to the Corporation, and the protections of this Tenth Article shall not apply to such Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of such Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person.
     Neither the amendment nor repeal of this Tenth Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
     If any provision or provisions of this Tenth Article shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Tenth Article (including, without limitation, each portion of any paragraph of this Tenth Article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Tenth Article (including, without limitation, each such portion of any paragraph of this Tenth Article containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
     This Tenth Article shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation or applicable law. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Tenth Article.
     ELEVENTH: Subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.
     TWELFTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Amended and Restated Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend this Amended and Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Amended and Restated Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.
     THIRTEENTH: Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by law, this Amended and Restated Certificate of Incorporation or the bylaws), the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation.
     FOURTEENTH: The Corporation elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 shall not apply to the Corporation until the first date on which the Sponsors and their affiliates no longer beneficially own at least 25% of the outstanding shares of Common Stock of the Corporation. From and after such date, the Corporation shall be governed by Section 203 so long as Section 203 by its terms would apply to the Corporation.
     FIFTEENTH: For so long as the Registration Rights Agreement, by and among the Corporation, FBR Capital Markets & Co. and certain stockholders of the Corporation, as amended from time to time (the “Registration Rights Agreement”), is effective, the provisions of Section 3 of the Registration Rights Agreement shall be incorporated by reference into this Certificate of Incorporation, and the provisions of this Certificate of Incorporation shall be interpreted and applied in a manner consistent with the terms of the Registration Rights Agreement. In the event of a conflict between the provisions of this Certificate of Incorporation and Section 3 of the Registration Rights Agreement, the provisions of the Registration Rights Agreement shall control.
     SIXTEENTH: For so long as the Amended and Restated Stockholders Agreement, by and among the Sponsors, the Corporation and certain stockholders of the Corporation, as amended from time to time (the “A&R Stockholders Agreement”), is in effect, the provisions of the A&R Stockholders Agreement shall be incorporated by reference into the relevant provisions hereof, and the provisions of this Amended and Restated Certificate of Incorporation shall be interpreted and applied in a manner consistent with the terms of the A&R Stockholders Agreement.
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     IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this 22nd day of December, 2010.

C&J ENERGY SERVICES, INC.
By:	/s/ Randy McMullen
	Name:	Randy McMullen
	Title:	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Signature Page to Amended and Restated Certificate of Incorporation